Exhibit (4)

                              STANDSTILL AGREEMENT

     STANDSTILL AGREEMENT dated as of January 30, 2001 (this "Agreement") between Exterior Systems, Inc., successor in interest to Amerimark Building Products, Inc. ("Exterior Systems") and Owens-Corning Fiberglas Technology Inc. ("OC Technology").

                  PRELIMINARY STATEMENTS:

                  (1) Exterior Systems and OC Technology entered into a certain License Agreement, dated as of April 27, 1999 (the "License Agreement").

                  (2) On October 5, 2000 (the "Petition Date"), OC Technology, Exterior Systems and certain of their affiliates (collectively with Exterior Systems and OC Technology, the "Debtors") each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware (the "Court"). The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                  (3) Exterior Systems and OC Technology, among others, have agreed to certain restrictions (the "Restrictions") on cash transfers and other transactions among the Debtors and other affiliates during the Debtors' chapter 11 cases (the "Cases").

                  (4) In connection with the Restrictions, Exterior Systems and OC Technology now wish to agree that during the Standstill Period (defined below) (i) in lieu of Exterior Systems making cash royalty payments due after the Petition Date to OC Technology under the License Agreement, such obligations will accrue as administrative claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and (ii) OC Technology will not exercise any remedies against Exterior Systems under the License Agreement for such non-payments during the Standstill Period in consideration of the undertakings set forth below.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                  SECTION 1.        Agreement to Standstill.
                                    -----------------------

                  (a) During the period (the "Standstill Period") from the date hereof until the date of confirmation of a plan or plans of reorganization in the Cases, (i) Exterior Systems shall not be required to make cash royalty payments (the "Deferred Payments") due after the Petition Date to OC Technology at the times specified under the License Agreement and such Deferred Payments shall accrue as administrative claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and (ii) OC Technology will not exercise any enforcement right or remedy under the License Agreement against Exterior Systems.

                  (b) Nothing set forth in this Agreement shall constitute a waiver of the rights of OC Technology with respect to any claim against Exterior Systems arising under the License Agreement.

                  SECTION 2. Bankruptcy Court Approval. Exterior Systems and OC Technology hereby agree to use reasonable best efforts to obtain Court approval of this Agreement.

                  SECTION 3. Termination of Standstill Agreement. Each of OC Technology and Exterior Systems shall have the right to terminate the Standstill Period upon (i) the giving of 30 days' notice to the other party; or (ii) upon the entry of an order dismissing the Case of Exterior Systems or OC Technology or converting such Case to a case under chapter 7 of the Bankruptcy Code.

                  SECTION 4. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by any party hereto therefrom, shall be effective unless the same is in writing and signed by each party hereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 5. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

                  SECTION 6. Notices. All notices, demands, requests, instructions or other communications to be given under this Agreement by any party to this Agreement to any other party to this Agreement shall be in writing and shall be duly given (i) upon receipt if personally delivered, (ii) when sent if confirmed by telecopier, or (iii) upon receipt following deposit with an overnight courier to the respective addresses set forth below:

                  If to Exterior Systems, to:
                  Exterior Systems, Inc.
                  Owens Corning World Headquarters
                  One Owens Corning Parkway
                  Toledo, Ohio 43659
                  Attn:  General Counsel
                  Telecopier:  (419) 248-1720

                  If to OC Technology, to:
                  Owens-Corning Fiberglas Technology, Inc.
                  Owens Corning World Headquarters
                  One Owens Corning Parkway
                  Toledo, Ohio 43659
                  Attn:  Secretary
                  Telecopier:  (419) 248-1720

                  SECTION 12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.


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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Agreement to be executed by their respective, duly authorized officers, as of the date first above written.

                                    EXTERIOR SYSTEMS, INC.


                                    By:  /s/ William F. Dent
                                    Name:  William F. Dent
                                    Title:    Vice President


                                    OWENS-CORNING FIBERGLAS TECHNOLOGY, INC.


                                    By:     /s/ Rodney A. Nowland
                                    Name:  Rodney A. Nowland
                                    Title:   Assistant Secretary


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